Exhibit 10.3
August 27, 2012

Joseph C. Levesque
4791 McDonald Drive Circle North
Stillwater, MN 55082

Re: Compensation Arrangement

Dear Joe:

This letter agreement amends our letter agreement with you dated November 30, 2011 (“Compensation Arrangement”) deferring payment of certain of your compensation earned from November 28, 2011. In consideration of the mutual covenants contained herein and your willingness to continue your employment through 2012, the Compensation Arrangement is hereby modified to include the following additional provisions:

1.
Late Payments.  All benefits under the Compensation Arrangement will be paid without notice or demand. Benefits not paid under the Compensation Arrangement when due will accrue interest at the greater of eight percent per year or three percent above the national bank prime rate as published in the Wall Street Journal, or if less the maximum rate permitted under applicable law, from the due date until paid in full.

2.
Disputes. If you so elect, any dispute, controversy or claim arising under or in connection with the Compensation Arrangement will be settled exclusively by binding arbitration in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association; provided, that you may seek specific performance of your right to receive benefits during the pendency of any dispute or controversy arising under or in connection with the Compensation Arrangement.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  If any dispute, controversy or claim for damages arising under or in connection with the Compensation Arrangement is settled by arbitration, the Company will pay, or if elected by you, reimburse, all fees, costs and expenses incurred by you related to such arbitration unless the arbitrator decides that the claim was frivolous or advanced by you in bad faith. If you do not elect arbitration, you may pursue all available legal remedies.  The Company will promptly on demand pay, or if elected by you, reimburse you for, all fees, costs and expenses incurred by you in connection with any actual, threatened or contemplated arbitration or litigation relating to the Compensation Arrangement to which you are or reasonably expect to become a party, whether or not initiated by you, subject to reimbursement to the Company only in the event of litigation initiated by you and only in the event a court of competent jurisdiction determines that you initiated such arbitration or litigation in bad faith.

Joseph C. Levesque
August 27, 2012

3.
Obligations Absolute; No Set-off. The Company’s obligations under the Compensation Arrangement are absolute and unconditional and will not be affected by any circumstances. The Company has no right to set-off benefits owed under the Compensation Arrangement against amounts owed or claimed to be owed by you to the Company under the Compensation Arrangement or otherwise.

4.
Nonwaivers of Rights.  No failure or delay on the part of a party in exercising any right under the Compensation Arrangement will operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will be effective unless given in a signed writing.  No waiver of any such right will be deemed a waiver of any other right under the Compensation Arrangement.

5.
Validity of Provisions; Severability.  If any provision of the Compensation Arrangement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of the Compensation Arrangement will remain in full force and effect.

6.
Governing Law.  The Compensation Arrangement has been negotiated and entered into in the State of Minnesota, will be deemed to be a Minnesota contract, and will be governed by the laws of Minnesota as to interpretation and performance without regard to conflict of laws principles.

Yours truly,

/s/ Douglas L. Hemer

Douglas L. Hemer
Chief Administrative Officer
Aetrium Incorporated

Agreed:

/s/ Joseph C. Levesque

Joseph C. Levesque
Dated: August 27, 2012